Exhibit 99

PepsiAmericas Reports Double Digit Earnings Per Share Growth for Fourth Quarter and Full Year

Company Provides 2006 Outlook

Minneapolis, February 1, 2006 — PepsiAmericas, Inc. (NYSE: PAS) today reported net income of $194.7 million for the full year 2005 or diluted earnings per share (EPS) of $1.42, up 11 percent from the prior year.  This compares to full year reported net income in 2004 of $181.9 million, or EPS of $1.28.  These results included various items that resulted in a combined net increase of $0.05 to EPS in both 2005 and 2004, as explained in the attachment to this release.  The items impacting comparability most significantly in 2005 were the fructose settlement proceeds partially offset by lease exit costs.

In the fourth quarter of 2005, PepsiAmericas reported net income of $37.6 million or EPS of $0.28, up 12 percent from the prior year quarter.  These results included various items that resulted in a combined net decrease of $0.01 to EPS, including lease exit costs, partially offset by tax adjustments and the final fructose settlement proceeds received in the fourth quarter.  These reported results compare to net income of $35.4 million in the fourth quarter of 2004, or EPS of $0.25, which included a special charge of $0.01 per share.

Full Year 2005 Financial Highlights

•                  Balanced top line growth boosted net sales to over $3.7 billion in 2005, an 11.4 percent increase compared to the prior year, including almost 7 percentage points contributed by the newly acquired territories of Central Investment Corporation (CIC).

•                  Reported worldwide volume improved 6.5 percent for the year, driven by 7.4 percent volume increases in the U.S. and 3.3 percent in Central Europe.  On a constant territory basis, U.S. volume was essentially flat.

•                  Worldwide average net selling price strengthened by 3.9 percent, driven by U.S. net pricing, up 3.6 percent.  Mix contributed almost one-third of the U.S. net pricing growth.

•                  Gross profit grew 9.8 percent, to $1.6 billion, including a 7 percentage point contribution from the CIC territories.  In a challenging raw material cost environment, worldwide cost of goods sold per unit increased 4.5 percent.

•                  Operating income grew 15.8 percent to $393.4 million, with the CIC territories contributing 9 percentage points of the growth.

“2005 was a very good year for PepsiAmericas and our shareholders, as we continue to demonstrate strong and consistent earnings growth,” said Chairman and Chief Executive Officer Robert C. Pohlad.  “Despite a year with significantly higher costs and the impact from Hurricane Katrina, we delivered our operating targets by driving a solid top line performance and by managing controllable costs.  In the U.S., our pricing strength continued as did growth in our immediate consumption business, as well as our noncarbonated beverage category, which now represents 14 percent of our total portfolio.  The successful integration of our newly acquired Florida and Ohio territories resulted in a contribution to earnings that exceeded our expectations. In our international operations, however, we had a challenging second half of the year with changing marketplace dynamics in Hungary and economic softness in Puerto Rico, which overshadowed our success in the other markets.”

“Our solid performance in 2005 generated strong cash flows,” continued Robert C. Pohlad.  “More importantly, we were able to continue to deliver meaningful cash to our shareholders through increased dividends and share repurchases.”

Fourth Quarter Results

•                  Worldwide net sales grew 9.9 percent, with the CIC territories contributing approximately 7 percentage points of the growth.  Worldwide average net selling price improvement of 3.5 percent helped to generate net sales of $894.3 million in the quarter, with U.S. net pricing up over 4 percent.

•                  Reported worldwide volume improved 5.5 percent in the quarter, including the CIC territories.  On a constant territory basis, PepsiAmericas reported a worldwide volume decline of 0.7 percent in the fourth quarter, driven primarily by a U.S. volume decline of 0.9 percent.

•                  Worldwide operating income increased 7.8 percent to $77.1 million in the fourth quarter.  The U.S. business operating income improved 12 percent to $76.4 million, driven in part by the CIC territories.  International operations reported operating income of $0.7 million in the fourth quarter, a decrease of $2.6 million compared to the same period in the prior year.

“The combination of revenue growth and cost management in our U.S. business drove our strong finish in 2005.  Accelerated growth in our noncarbonated portfolio, which was up 16 percent in the quarter, positions us well as we begin 2006,” said Robert C. Pohlad.

Fourth Quarter 2005 U.S. Operations Highlights

Volume grew 6.9 percent in the quarter driven by the CIC contribution, as volume declined 0.9 percent on a constant territory basis.  The carbonated soft drink category trends continue to be a challenge.  At PepsiAmericas, carbonated soft drinks were down 3 percent in the quarter on a constant territory basis.  Aquafina volume increased over 30 percent in the quarter while the balance of the noncarbonated beverage portfolio volume increased 7 percent, led by volume growth in Lipton Iced Tea, Frappuccino, and Tropicana juice drinks.  Take home package volume decreased 2 percent, reflecting lower carbonated soft drink can sales, while our single serve package volume increased 4 percent.  This represents our best single serve volume performance this year.

Net sales in the U.S. grew 11.7 percent to $758.7 million in the fourth quarter, driven by solid net pricing and the CIC contribution.  Net pricing improved 4.2 percent over the prior year quarter.  Mix contributed approximately 40 percent of the net pricing improvement and the remainder came from rate.  Domestic cost of goods sold increased 12.5 percent to $432.8 million, with CIC representing approximately 8 percentage points of the increase.  The higher cost of goods sold per unit reflected higher packaging and energy costs.  Gross profit grew by 10.5 percent to $325.9 million, with CIC contributing approximately 8 percentage points of the increase.

Selling, delivery and administrative expenses increased 10.8 percent, or $24.4 million, to $251.0 million.  CIC represented approximately 6 percentage points of the increase.  U.S. operating income in the fourth quarter was $76.4 million, up 12 percent driven by CIC.  These results included the $6.1 million lease exit charge offset in part by additional fructose settlement proceeds of $1.5 million, both pretax.

Fourth Quarter International Operations Highlights

Volume in Central Europe grew 5.4 percent in the fourth quarter.  All markets, with the exception of Hungary, posted solid volume gains led by continued carbonated soft drink growth.  Central Europe net sales reached $76.8 million in the fourth quarter, up 3.6 percent.  Average net pricing declined 5.7 percent driven largely by unfavorable foreign currency translation.  The cost of goods sold per unit increased 0.2 percent, reflecting a favorable impact from foreign currency translation with underlying higher resin and sugar costs.  Gross profit of $26.8 million was down $2.6 million, or 8.8 percent, from the prior year quarter, reflecting lower net pricing and unfavorable foreign currency translation of $1.5 million.  Selling, delivery and administrative expenses were relatively flat to the previous year at $28.9 million in the fourth quarter.

In the Caribbean, net sales decreased 3 percent to $58.8 million, as average net selling price improvements of 5.5 percent were more than offset by volume declines of 9 percent.  Volume softness largely resulted from a slowing economy in Puerto Rico.  Cost of goods sold per unit increased 8.9 percent as raw material and packaging cost pressures accelerated.  Selling, delivery and administrative costs of $12.8 million for the quarter, down over 3 percent, reflected the lower volume performance.

The international operations reported combined operating income of $0.7 million in the fourth quarter, compared to operating income of $3.3 million in the prior year, representing declines in both Central Europe and the Caribbean.

Outlook

“In 2006, revenue growth is our top priority.  We will strategically invest in our organization to accelerate volume in the U.S while maintaining the right contribution from pricing. And we continue to expect Central Europe and the Caribbean to be important sources of our growth,” said Robert C. Pohlad.

In 2006, PepsiAmericas expects to achieve reported EPS in the range of $1.44 to $1.49. The expected reported EPS includes a $0.01 per share charge related to the expensing of stock options and the adoption of Statement of Financial Accounting Standards (SFAS) No. 123R “Share Based Payments.”   This compares to the reported EPS of $1.42 in 2005.  As previously discussed and included on the attached reconciliation table, the 2005 results benefited from several items that increased EPS by $0.05, primarily the fructose settlement proceeds.

Our financial outlook for 2006 is outlined in the below table.

2006 Outlook
Volume –	Worldwide U.S.	+ 2% to 3% + 1% to 2%

Average Net Selling Price		+ 2.5% to 3.5%

Cost of Goods Sold, per unit		approx. +3%

Selling, Delivery and Administrative Expenses		+4.5% to 5.5%

Adjusted Operating Income, (excludes special charges and fructose settlement)		+ 3% to 5%

Interest Expense		Low $90’s (in millions)

Effective Tax Rate		approx. 38%

Reported EPS		$1.44 to $1.49

Additionally, we expect to generate adjusted operating cash flow of $235 to $260 million in 2006, with capital spending in the range of $170 to $180 million.

On a comparable basis, excluding the impact of SFAS No. 123R and the $0.05 per share of items in 2005 impacting comparability, adjusted EPS is expected to grow from $1.37 in 2005 to between $1.45 and $1.50 in 2006, up 6 to 9 percent.  In addition, the guidance on the impact of adopting SFAS No. 123R presumes that all unvested options are equity awards and are accounted for based on the guidance provided in the proposed FASB staff position FAS 123R-d.

PepsiAmericas will hold its fourth quarter and full year earnings conference call at 10:00 AM CT today, Wednesday, February 1, 2006, through a live webcast over the internet.  The live webcast will be available at www.pepsiamericas.com.  A replay of the webcast will be archived and available online through the Investor Relations section of www.pepsiamericas.com.

PepsiAmericas is the second largest Pepsi bottler with operations in the U.S., Central Europe, and the Caribbean.  PepsiAmericas manufactures, distributes and markets a broad portfolio of Pepsi-Cola, and other national and regional brands.  Additional information on PepsiAmericas is available at www.pepsiamericas.com.

Cautionary Statement

This release contains forward-looking statements of expected future developments, including expectations regarding anticipated earnings per share and other matters.  These forward-looking statements reflect management’s expectations and are based on currently available data; however, actual results are subject to risks and uncertainties, which could materially affect actual performance.  Risks and uncertainties that could affect our future performance include, but are not limited to, the following: competition, including product and pricing pressures; changing trends in consumer tastes; changes in our relationship and/or support programs with PepsiCo and other brand owners; market acceptance of new product and package offerings; weather conditions; cost and availability of raw materials; changing legislation; outcomes of environmental claims and litigation; availability of capital including changes in our debt ratings; labor and employee benefit costs; and unforeseen economic and political changes.  Any forward-looking statements should be read in conjunction with information about risks and uncertainties set forth in our Securities and Exchange Commission reports, including our Annual Report on Form 10-K for the year ended January 1, 2005.

Contact:

Sara Zawoyski

Investor Relations

612-661-3830

PEPSIAMERICAS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE FOURTH QUARTER AND FISCAL YEAR 2005

COMPARED WITH THE SAME PERIODS OF FISCAL 2004

(UNAUDITED AND IN MILLIONS, EXCEPT PER SHARE DATA)

	Fourth Quarter		Fiscal Year
	2005	2004	2005	2004

Net sales	$894.3	$814.1	$3,726.0	$3,344.7
Cost of goods sold	526.0	472.6	2,163.5	1,922.2
Gross profit	368.3	341.5	1,562.5	1,422.5
Selling, delivery and administrative expenses	292.7	268.4	1,183.2	1,078.9
Fructose settlement	(1.5)	—	(16.6)	—
Special charges, net	—	1.6	2.5	3.9
Operating income	77.1	71.5	393.4	339.7
Interest expense, net	(22.4)	(17.0)	(89.9)	(62.1)
Other (expense) income, net	(1.6)	2.2	(4.9)	4.8
Income before income taxes and equity in net earnings (loss) of nonconsolidated companies	53.1	56.7	298.6	282.4
Income taxes	17.2	21.3	108.8	100.4
Equity in net earnings (loss) of nonconsolidated companies	1.7	—	4.9	(0.1)

Net income	$37.6	$35.4	$194.7	$181.9

Weighted average common shares:
Basic	131.8	137.1	134.7	139.2
Incremental effect of stock options and awards	2.2	2.7	2.5	2.6
Diluted	134.0	139.8	137.2	141.8

Net income per share:
Basic	$0.29	$0.26	$1.45	$1.31
Diluted	$0.28	$0.25	$1.42	$1.28

Cash dividends per share	$0.085	$0.075	$0.340	$0.300

PEPSIAMERICAS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF FISCAL YEAR END 2005 AND 2004

(UNAUDITED AND IN MILLIONS)

	2005	2004

Cash and equivalents	$116.0	$74.9
Receivables, net	213.8	190.5
Inventory	194.2	177.8
Other current assets	74.2	86.3
Total current assets	598.2	529.5

Net property	1,114.1	1,100.0
Goodwill and intangible assets	2,160.1	1,769.4
Other assets	181.4	130.9

Total assets	$4,053.8	$3,529.8

Short-term debt, including current maturities of long-term debt	$290.4	$142.0
Payables	208.4	181.8
Other current liabilities	223.2	197.3
Total current liabilities	722.0	521.1

Long-term debt	1,285.9	1,006.6
Deferred income taxes	245.1	149.6
Other liabilities	231.5	229.3

Total liabilities	2,484.5	1,906.6

Shareholders’ equity	1,569.3	1,623.2

Total liabilities and shareholders’ equity	$4,053.8	$3,529.8

PEPSIAMERICAS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR FISCAL YEAR 2005

COMPARED WITH FISCAL YEAR 2004

(UNAUDITED AND IN MILLIONS)

	Fiscal Year
	2005	2004

Cash Flows from Operating Activities:
Income from continuing operations	$194.7	$181.9
Adjustments to reconcile to net cash provided by operating activities of continuing operations:
Depreciation and amortization	184.7	176.4
Deferred income taxes	(7.2)	34.1
Special charges, net	2.5	3.9
Cash outlays related to special charges	(1.6)	(2.8)
Pension contributions	(16.8)	(6.3)
Lease exit costs	6.1	—
Loss on extinguishment of debt	5.6	—
Gain on sale of investment	—	(5.2)
Equity (income) loss of nonconsolidated companies	(4.9)	0.1
Other	17.8	15.0
Changes in assets and liabilities, exclusive of acquisitions and divestitures:
Net change in primary working capital	9.4	(42.3)
Increase in securitized receivables	—	100.0
Net change in other assets and liabilities	41.5	9.3
Net cash provided by operating activities of continuing operations	431.8	464.1

Cash Flows from Investing Activities:
Acquisitions, net of cash acquired	(354.6)	(21.2)
Capital investments	(180.3)	(121.8)
Purchase of equity investment	(51.0)	—
Proceeds from sales of property	5.3	4.5
Proceeds from sale of investment, net	—	5.2
Net cash used in investing activities	(580.6)	(133.3)

Cash Flows from Financing Activities:
Net borrowings of short-term debt	75.3	19.4
Proceeds from issuance of long-term debt	793.3	—
Repayment of long-term debt	(457.1)	(150.9)
Treasury stock purchases	(239.2)	(207.7)
Issuance of common stock	61.4	65.1
Cash dividends	(35.1)	(42.0)
Net cash provided by (used in) financing activities	198.6	(316.1)

Net cash used in discontinued operations	(10.1)	(6.4)
Effects of exchange rate changes on cash and equivalents	1.4	(2.4)
Change in cash and equivalents	41.1	5.9
Cash and equivalents at beginning of year	74.9	69.0
Cash and equivalents at end of year	$116.0	$74.9

Notes to condensed consolidated financial statements (unaudited):

1.  Reconciliation of Non-GAAP disclosures: In response to the U.S. Securities and Exchange Commission’s Final Rule, “Conditions for Use of Non-GAAP Financial Measures,” included below is a reconciliation of the non-GAAP financial measures discussed in conjunction with the earnings release to the most comparable U.S. GAAP measure.

Non-GAAP Adjusted Comparisons:  In order to provide a supplemental comparison of current period results of operations to prior periods, we have adjusted for and summarized the nature of certain transactions or events.  These adjustments relate to operating income, net income and basic and diluted income per share.  To calculate the adjusted comparisons, management has excluded the fructose settlement, property tax refund, loss on extinguishment of debt, special charges relating to various restructuring initiatives, lease exit costs, state tax rate change/refund, other tax adjustments and the gain on sale of investment.

Management believes that the adjusted comparisons provide a supplemental view of operations that excludes items that are unusual, infrequent or unrelated to the ongoing core operations.  Management believes these non-GAAP measures provide useful information to investors through the summarization of transactions impacting the current period results of operations that are not necessarily indicative of our future results, nor comparable with prior period results.  These non-GAAP adjusted comparison measures are provided as supplemental information, and should not be considered in lieu of the GAAP measures.  There are limitations in the use of adjusted comparisons due to the subjective nature of items excluded by management in calculating adjusted comparisons.

These supplemental comparisons are consistent with the manner in which management internally reviews results of operations and evaluates performance in that management reviews the results of operations on both a GAAP basis and using adjusted comparisons.  Management does not use the adjusted comparisons in lieu of the comparable GAAP measures, but rather uses the adjusted comparisons to supplement its review of operations.

We have provided the table below that summarizes the adjustments discussed in this earnings release that impact comparability of the periods presented:

	Fourth Quarter 2005		Fourth Quarter 2004
(Unaudited, in millions)	Operating Income	Net Income	Operating Income	Net Income
As Reported	$77.1	$37.6	$71.5	$35.4
Items impacting comparability
Fructose settlement	(1.5)	(1.0)	—	—
Other tax adjustments	—	(1.1)	—	—
Lease exit costs	6.1	3.8	—	—
Special charges, net	—	—	1.6	1.0

Adjusted Comparisons	$81.7	$39.3	$73.1	$36.4

Weighted average common shares:
Basic		131.8		137.1
Incremental effect of stock options and awards		2.2		2.7
Diluted		134.0		139.8

Net income per share - basic
As reported		$0.29		$0.26
As adjusted		$0.30		$0.27
Net income per share - diluted
As reported		$0.28		$0.25
As adjusted		$0.29		$0.26

	Fiscal Year 2005		Fiscal Year 2004
(Unaudited, in millions)	Operating Income	Net Income	Operating Income	Net Income
As Reported	$393.4	$194.7	$339.7	$181.9
Items impacting comparability
Fructose settlement	(16.6)	(10.4)	—	—
Property tax refund	—	(3.5)	—	—
Other tax adjustments	—	(1.1)	—	(3.5)
Lease exit costs	6.1	3.8	—	—
Loss on extinguishment of debt	—	3.5	—	—
Special charges, net	2.5	1.6	3.9	2.4
State tax rate change/refund	—	—	0.7	(2.7)
Gain on sale of investment	—	—	—	(3.3)

Adjusted Comparisons	$385.4	$188.6	$344.3	$174.8

Weighted average common shares:
Basic		134.7		139.2
Incremental effect of stock options and awards		2.5		2.6
Diluted		137.2		141.8

Net income per share - basic
As reported		$1.45		$1.31
As adjusted		$1.40		$1.26
Net income per share - diluted
As reported		$1.42		$1.28
As adjusted		$1.37		$1.23

Adjustments included in this summary were as follows:

Fructose settlement - During the fourth quarter of 2005, we recorded a gain of $1.5 million ($1.0 million after taxes) and in fiscal year 2005, we recorded a gain of $16.6 million ($10.4 million after taxes) related to the high fructose corn syrup lawsuit settlement.

Property tax refund - In the second quarter of 2005, we recorded a gain of $5.6 million ($3.5 million after taxes) associated with a real estate tax refund concerning a previously sold parcel of land in downtown Chicago.  The gain was recorded in “Other income (expense), net.”

Other tax adjustments - In the fourth quarter of 2005, we recorded a $1.1 million benefit related to the reversal of valuation allowances for certain net operating loss carryforwards offset by tax contingency requirements.  This benefit was comprised of interest expense of $0.6 million ($0.4 million after taxes) for the tax contingency requirements recorded in “Interest expense, net” and $1.5 million of tax benefit recorded in “Income taxes.”

In the third quarter of 2004, we recorded a $3.5 million benefit, net of taxes, relating to the reversal of certain tax liabilities due to the settlement of income tax audits through the 2002 tax year.  This benefit was comprised of interest income of $1.1 million ($0.7 million after taxes) recorded in “Interest expense, net” and $2.8 million of tax benefit recorded in “Income taxes.”

Lease exit costs - In the fourth quarter of 2005, we recorded a loss of $6.1 million ($3.8 million after taxes) related to the relocation of our corporate offices in the Chicago area.

Loss on extinguishment of debt - During the second quarter of 2005, we completed a cash tender offer related to $550 million of our outstanding debt.  The total amount of securities tendered was $388 million.  As a result of the tender offer we recorded a loss on the early extinguishment of debt of $5.6 million ($3.5 million after taxes).  The loss was recorded in “Interest expense, net.”

Special charges, net - During the first quarter of 2005, we recorded special charges in Central Europe of $2.5 million ($1.6 million after taxes).  The special charges primarily related to a reduction in the workforce in Central Europe and consolidation of certain production facilities as we continued to rationalize our cost structure. These special charges were primarily for severance costs and related benefits and asset write-downs.

We recorded special charges of $1.6 million ($1.0 million after taxes) in the fourth quarter of 2004 and $3.9 million ($2.4 million after taxes) in fiscal year 2004 in Central Europe.  The special charges recorded in 2004 were primarily for severance and related benefits due to a reduction in the workforce in Central Europe.

State tax change/refund - In the third quarter of 2004, we recorded a net gain of $2.7 million relating to a state income tax refund.  This gain was comprised of $0.7 million for consulting expenses (recorded in “Selling, delivery and administrative expenses”), $0.8 million of interest income (recorded in “Interest expense, net”) and $2.6 million of income tax benefit, net (recorded in “Income taxes”).

Gain on sale of investment - In fiscal year 2004, we recorded an additional gain of $5.2 million ($3.3 million after taxes) associated with the 2002 sale of a parcel of land in downtown Chicago. The gain reflected the settlement and final payment on the promissory note related to the initial sale, for which we had previously provided a full allowance.  The gain was recorded in “Other income (expense), net.”